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                                                                    EXHIBIT 21.1

Exhibit 21.1   List of Subsidiaries

Following is a list of subsidiaries of the registrant, omitting certain subsidiaries which, if taken together as one subsidiary, would not be a significant subsidiary as of December 31, 1996.

Alton Receivables Corp.*
CPS Receivables Corp.*
CPS Warehouse Corp.**
CPS Leasing, Inc.**
CPS Funding Corp.*
CPS Marketing, Inc.*
SAMCO Acceptance Corp.**
LINC Acceptance Company LLC**

* organized under California law
**organized under Delaware law